Exhibit 10.10

AMENDMENT No. 1
TO
CHANGE IN CONTROL
AGREEMENT

THIS AMENDMENT No. 1 to CHANGE IN CONTROL AGREEMENT (this “Amendment”) is made and entered into as of this 22nd day of December, 2011 by and between MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation”), and Charles Bonomo (the “Associate”).  Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, the Corporation and the Associate are parties to a Change in Control Agreement, dated as of July 31, 2007 (the “Agreement”) and wish to amend the Agreement as provided in this Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Article FIRST E. of the Agreement is amended by deleting the words “one and one-half (1.5)” and substituting in place of such words “two (2.0)” in clauses (i) and (ii) thereof.

2.           Article SECOND of the Agreement is deleted in its entirety and replaced with the following:

SECOND:  Payment Adjustment.  Payments under Article FIRST A. shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Associate) would be limited or precluded by Section 280G of the Code and without regard to whether such payments (or any other payments or benefits) would subject Associate to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of Associate, after reduction for all federal, state and local taxes (including the excise tax under Section 4999 of the Code) with respect to such payments (“Associate’s total after-tax payments”), would be increased by the limitation or elimination of any payment under Article FIRST A., or by an adjustment to the vesting of any equity-based awards that would otherwise vest on an accelerated basis in connection with the Change in Control (and the termination of employment), amounts payable under Article FIRST A. shall be reduced and the vesting of equity-based awards shall be adjusted to the extent, and only to the extent, necessary to maximize Associate’s total after-tax payments.  Any reduction in payments or adjustment of vesting required by the preceding sentence shall be applied, first, against any benefits payable under Article FIRST A., and then against the vesting of any equity-based awards, if any, that would otherwise have vested in connection with the Change in Control (and the termination of employment).  The determination as to whether Associate’s payments and benefits include “excess parachute payments” and, if so, the amount and ordering of any reductions in payment required by the provisions of this Article SECOND shall be made at the Corporation’s expense by Ernst & Young LLP or by such other certified public accounting firm as the Compensation Committee of the Board of Directors of the Corporation may designate prior to a Change in Control (the “accounting firm”).  In the event of any underpayment or overpayment hereunder, as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith and in all events within thirty (30) days of such determination be paid to Associate or refunded to the Corporation, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

3.           Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect.

4.           This Amendment shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, administrators, executors, personal representatives, successors and assigns.

5.           This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ David Sandler
Name: David Sandler
Title: Chief Executive Officer

/s/ Charles Bonomo
Charles Bonomo